OCI RESOURCES LP

OCI RESOURCES LP ANNOUNCES FOURTH QUARTER 2013 FINANCIAL RESULTS

Atlanta, Georgia February 12, 2014 -- OCI Resources LP (the "Partnership," "we," or "OCIR") (NYSE: OCIR) today reported its financial results for the fourth quarter and year ended December 31, 2013.

Fourth Quarter 2013 Financial Highlights:

•	Earnings per unit for the fourth quarter were $0.62 and $0.65 year-to-date, subsequent to initial public offering ("IPO"). Pro forma earnings per unit were $1.94 year-to-date.

•	Distributable cash flow was $13.2 million for the quarter, and $14.0 million year-to-date December 31, 2013.

•
Reported $32.3 million of EBITDA for the quarter and $104.4 million year-to-date December 31, 2013. EBITDA attributable to OCIR was $16.2 million for the quarter, and EBITDA attributable to OCIR/Predecessor year-to-date was $51.1 million.

•	Distribution coverage ratio for the fourth quarter was 1.32. Distribution coverage ratio year-to-date was 1.23.

•
Fourth quarter net sales of $117.6 million increased 11.4% sequentially compared to the third quarter of 2013, and 2.0% over the prior year quarter; year-to-date net sales of $442.1 million decreased 4.4% compared to prior year.

Outlook:

•	We are confident we will be able to maintain our cash distributions per unit at our current level of $0.50 per quarter in 2014.

•	We expect 2014 soda ash volume sold to increase approximately 2% to 4% over 2013 levels.

•	We forecast international pricing to increase 3% to 5% in 2014 compared to 2013 average prices.

•	Domestic volume is expected to be higher in 2014 with prices in the range of 2013 levels.

•	We are planning 2014 expansion capital expenditures to be in the range of $24 to $30 million as we focus on de-bottlenecking our operation to produce additional volume.

•	We are planning 2014 maintenance capital expenditures to be in the range of $12 to $15 million.

•	Natural gas prices may be a headwind in 2014 if the increases experienced in January persist.

Financial Highlights	Three Months Ended December 31,		Years Ended December 31,
($ in millions, except per unit amounts)	2013	2012	2013	2012
		(Predecessor)		(Predecessor)
Soda ash volume sold (millions of short tons)	0.658	0.659	2.492	2.456
Net sales	$117.6	$115.3	$442.1	$462.6
Net Income	$25.4	$21.7	$70.6	$101.0
Net Income attributable to OCIR/Predecessor	$12.5	$7.3	$26.3	$35.1
Basic and Diluted Earnings per Unit (subsequent to IPO)	$0.62		$0.65
Pro Forma Basic and Diluted Earnings per Unit	$0.62		$1.94
EBITDA(1)	$32.3	$31.6	$104.4	$142.4
EBITDA attributable to OCIR/Predecessor(1)	$16.2	$8.3	$51.1	$64.5
Pro Forma EBITDA attributable to OCIR(1)	$16.2	$16.0	$52.9	$72.7
Distributable cash flow attributable to OCIR(1)	$13.2		$14.0

(1) See non-GAAP reconciliation of EBITDA and distributable cash flow

Kirk Milling, OCI Resources President and CEO, commented “We are pleased with our results in OCIR's first full quarter as a public company. Our fourth quarter operating performance and our EBITDA of $32.3 million were in line with our expectations. Volume sold was 10.1% higher, and our revenue was 11.4% higher sequentially versus the third quarter of 2013. As expected, international pricing showed sequential improvement versus the previous quarter, driven mostly by higher prices in the Asia region.”

"The Market reports in January indicate continued increases in soda ash prices in Asia, but the outlook is uncertain due to potential increasing production levels in China. Our focus for 2014 centers around execution of our operational plan to increase volumes by 2% to 4%. In the near term, we remain committed to delivering our $0.50 per unit quarterly distribution, while continuing to assess potential opportunities to grow distributions in the future."

FOURTH QUARTER 2013 FINANCIAL AND OPERATING RESULTS

OCI Resources completed its IPO of common units representing limited partner interests on September 18, 2013. Reported results of operations for the year ended December 31, 2013 include the results of OCI Wyoming Holding Co. and its subsidiary (the "Predecessor" or "OCI Holdings") through September 17, 2013. Therefore, results of operations for the year ended December 31, 2013 are the combined results of the Predecessor through September 17, 2013 and the Partnership for the period from September 18, 2013 through December 31, 2013 and unless otherwise noted, financial information for the Predecessor and the Partnership is presented before non-controlling interest.

Net sales were $117.6 million in the fourth quarter 2013, compared to $115.3 million in the prior-year quarter, an increase of 2.0%. Domestic sales for the three months ended December 31, 2013 totaled $47.7 million, while international sales totaled $69.9 million for the same period. In the three months ended December 31, 2012, domestic sales were $49.2 million, and international sales were $66.1 million. International sales volume increased by 2.2% over the prior year quarter, and average sales price per short ton increased 3.5%. Domestic sales were lower than the corresponding 2012 quarter as volumes were down 5.6% in the three months ended December 31, 2013, despite an average sales price per short ton improvement of 2.6%.

Sales volume in short tons was 657.6 thousand during the three months ended December 31, 2013 versus 659.1 thousand during the prior-year quarter; sales volume in short tons for the years ended December 31, 2013 and 2012 were 2,492.2 thousand and 2,455.5 thousand, respectively. International sales volume in short tons for the fourth quarter 2013 totaled 462.3 thousand compared to 452.3 thousand during the prior-year quarter; international sales volume in short tons for the years ended December 31, 2013 and 2012 were 1,689.6 thousand and 1,625.3 thousand, respectively. Domestic sales volume in short tons for the three months ended December 31, 2013 totaled 195.3 thousand compared to 206.8 thousand during the prior-year quarter; domestic sales volume in short tons for the years end December 31, 2013 and 2012 were 802.6 thousand and 830.2 thousand, respectively.

Costs of products sold (including freight costs) were $87.4 million in the fourth quarter 2013, which represents an increase of 1.7% from prior-year quarter of $85.9 million; costs of products sold for the years ended December 31, 2013 and 2012 were $349.0 million and $331.5 million, respectively. Costs of products sold during 2013 have increased primarily due to increases in both natural gas and electricity prices. The ore to ash ratio for both the three months and year ended December 31, 2013 were the same at 1.62; ore to ash ratio for the three months and year ended December 31, 2012 were 1.60 and 1.59, respectively.
The Partnership is a limited partnership and generally is not subject to federal or certain state income taxes. The Predecessor was subject to income tax and was included in the consolidated income tax returns of OCI Enterprises Inc. Income taxes were allocated to the Predecessor based on separate-company computations of income or loss. The income tax expense for the period ended December 31, 2012 is that of the Predecessor. For the period ended December 31, 2013, included in income tax expense is the expense of the Predecessor through September 17, 2013.

QUARTERLY DISTRIBUTION, FINANCING AND CAPITAL EXPENDITURES

Our business objective is to generate stable cash flows, allowing us to make quarterly cash distributions to our common and subordinated unitholders and, over time, to increase those quarterly cash distributions.

On January 17, 2014, the Partnership declared its first cash distribution approved by the board of directors of its general partner. The total cash distribution of $0.57 per unit is comprised of the quarterly distribution of $0.50 per unit for the fourth quarter 2013, plus the $0.07 per unit third quarter 2013 distribution, reflecting the pro rata portion of its quarterly distribution of $0.50 per unit for the 13 days of operation from September 18, 2013 to September 30, 2013. The cash distribution is payable on February 14, 2014 to unitholders of record on January 30, 2014.

On July 18, 2013, OCI Wyoming entered into a $190.0 million senior unsecured revolving credit facility, which we refer to as the OCI Wyoming Credit Facility, with Bank of America, N.A. As of December 31, 2013, we had borrowings outstanding in the amount of $135.0 million on the OCI Wyoming Credit Facility. In addition, on July 18, 2013, the Partnership entered into a $10.0 million senior secured revolving credit facility, of which we currently have no borrowings outstanding.

Capital spend was $6.3 million and $7.7 million during the three months ended December 31, 2013 and 2012, respectively($17.0 million and $27.4 million for the years ended December 31, 2013 and 2012 , respectively). Maintenance capital expenditures were $4.8 million and $5.2 million during the three months ended December 31, 2013 and 2012, respectively ($14.3 million and $19.5 million for the years ended December 31, 2013 and 2012, respectively), while expansion capital expenditures were $1.5 million and $2.5 million during the three months ended December 31, 2013 and 2012, respectively ($2.7 million and $7.9 million for the years ended December 31, 2013 and 2012, respectively).

RELATED COMMUNICATIONS

Due to inclement weather in Atlanta, Georgia, OCI Resources LP has postponed its conference call until Friday, February 14, 2014 at 11:00 a.m. ET. This conference call will be webcast live and archived for replay on the Partnership's website at www.ociresources.com. Participants can listen in by dialing 1-866-550-6980 (Domestic) or 1-804-977-2644 (International) and referencing confirmation 31013056. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection. A replay of the call will be available from two hours after the call's completion for six days by calling 1-800-585-8367 or 404-537-3406 and referencing confirmation 31013056.

ABOUT OCI RESOURCES LP

OCI Resources LP, a master limited partnership, operates the trona ore mining and soda ash production business of OCI Wyoming, L.P. ("OCI Wyoming"), one of the largest and lowest cost producers of natural soda ash in the world, serving a global market from its facility in the Green River Basin of Wyoming. The facility has been in operation for more than 50 years.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. Statements other than statements of historical facts included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based only on the Partnership’s current beliefs, expectations and assumptions regarding the future of the Partnership’s business, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Partnership’s control. The Partnership’s actual results and financial condition may differ materially from those implied or expressed by these forward-looking statements. Consequently, you are cautioned not to place undue reliance on any forward-looking statement because no forward-looking statement can be guaranteed. Factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward-looking statements include: changes in general economic conditions, the Partnership ability to meet its expected quarterly distributions, changes in the Partnership’s relationships with its customers, including American Natural Soda Ash Corporation ("ANSAC"), the demand for soda ash and the opportunities for the Partnership to increase its volume sold, the development of glass and glass making product alternatives, changes in soda ash prices, operating hazards, unplanned maintenance outages at the Partnership’s production facilities, construction costs or capital expenditures exceeding estimated or budgeted costs or expenditures, the effects of government regulation, tax position, and other risks incidental to the mining, processing, and shipment of trona ore and soda ash, as well as the other factors discussed in the Partnership’s prospectus relating to its initial public offering and subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. The Partnership undertakes no duty and does not intend to update the forward-looking statements made herein to reflect new information or events or circumstances occurring after this press release. All forward-looking statements speak only as of the date made.

Supplemental Information
OCI RESOURCES LP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
($ in millions, except per unit data)	2013	2012	2013 (1)	2012
		(Predecessor)		(Predecessor)

Net sales	$117.6	$115.3	$442.1	$462.6
Operating costs and expenses:
Cost of products sold (excluding depreciation and amortization)	81.6	80.1	325.1	307.8
Depreciation and amortization expense	5.8	5.8	23.9	23.7
Selling, general and administrative expenses	3.5	3.4	13.2	11.8
Total operating costs and expenses	90.9	89.3	362.2	343.3
Operating income	26.7	26.0	79.9	119.3
Other income/(expenses):
Interest income	—	—	—	0.2
Interest expense	(1.1)	(0.4)	(2.9)	(1.5)
Other, net	(0.2)	(0.2)	0.7	(0.6)
Total other income/(expense), net	(1.3)	(0.6)	(2.2)	(1.9)
Income before provision for income taxes	25.4	25.4	77.7	117.4
Provision for income taxes	—	3.7	7.1	16.4
Net income	$25.4	$21.7	$70.6	$101.0
Net income attributable to non-controlling interest	12.9	14.4	44.3	65.9
Net income attributable to OCI Resources LP/Predecessor	$12.5	$7.3	$26.3	$35.1
Less: Predecessor net income prior to initial public offering on September 18, 2013	—		13.3
Net income attributable to OCI Resources LP subsequent to initial public offering	$12.5		$13.0
Other comprehensive loss:
Interest rate swap	(0.2)	0.1	—	—
Comprehensive income	25.2	21.8	70.6	101.0
Comprehensive income attributable to non-controlling interest	12.8	14.4	44.3	65.9
Comprehensive income attributable to OCI Resources LP/Predecessor	$12.4	$7.4	$26.3	$35.1
Less: Predecessor comprehensive income prior to initial public offering on September 18, 2013	—		13.1
Comprehensive income attributable to OCI Resources LP subsequent to initial public offering	$12.4		$13.2

Net income per limited partner unit subsequent to initial public offering:
Common - Public and OCI Holdings (basic and diluted)	$0.62		$0.65
Subordinated - OCI Holdings (basic and diluted)	$0.62		$0.65

General partner’s interest in net income	$0.3		$0.3
Common unitholders’ interest in net income	$6.1		$6.4
Subordinated unitholders’ interest in net income	$6.1		$6.4

Weighted average limited partner units outstanding:
Common - Public and OCI Holdings (basic and diluted)	9.8		9.8
Subordinated - OCI Holdings (basic and diluted)	9.8		9.8

Cash distribution per unit	$0.5000		$0.5707

(1) Our results for the year ended December 31, 2013 include the results of the Predecessor through September 17, 2013, and the Partnership for the period from September 18, 2013 to December 31, 2013. See the table following these financials for a disaggregation of results between the Predecessor and the Partnership.

OCI RESOURCES LP CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	As of
($ and unit data in millions)	December 31, 2013	December 31, 2012
		(Predecessor)
ASSETS
Current assets:
Cash and cash equivalents	$46.9	$22.7
Trade and related-party accounts receivable, net	112.9	115.6
Inventory	41.7	42.1
Other current assets	1.2	0.7
Total current assets	202.7	181.1
Property, plant and equipment, net	238.0	244.5
Other non-current assets	1.3	—
Total assets	$442.0	$425.6
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$—	$4.0
Trade and related-party accounts payable	15.5	35.4
Accrued expenses	26.4	26.2
Total current liabilities	41.9	65.6
Long-term debt	155.0	48.0
Reclamation reserve	3.8	3.6
Deferred income taxes	—	36.1
Total liabilities	200.7	153.3
Commitments and Contingencies
Equity:
Predecessor equity	—	130.0
Common unitholders - Public and OCI Holdings (9.8 million units issued and outstanding at December 31, 2013)	104.5	—
Subordinated unitholders - OCI Holdings (9.8 million units issued and outstanding at December 31, 2013)	36.6	—
General partner unitholders - OCI Resource Partners LLC (0.4 million units issued and outstanding at December 31, 2013)	3.8	—
Accumulated other comprehensive loss—interest rate swap	(0.3)	(0.2)
Partners' capital attributable to OCI Resources LP/Predecessor's net equity	144.6	129.8
Non-controlling interests	96.7	142.5
Total equity	241.3	272.3
Total liabilities and partners'/predecessor's net equity	$442.0	$425.6

OCI RESOURCES LP
PRO FORMA FINANCIAL INFORMATION
(Unaudited)

Unaudited Pro Forma Financial Information

Prior to the IPO, OCI Wyoming's general partner interests were owned 50.49% and 48.51% by OCI Wyoming Holding Co. (the "Predecessor" or "OCI Holdings") and Natural Resource Partners L.P. ("NRP"), respectively, with the 1% limited partner interests in OCI Wyoming being held by OCI Wyoming Company ("Wyoming Co."). The Predecessor and Wyoming Co. are commonly controlled by OCI Chemical Corporation. In connection with the IPO, the following transactions (the "Restructuring") were completed:

•	The Predecessor contributed its 50.49% general partner interest in OCI Wyoming to the Partnership.

•
Through a series of transactions between OCI Chemical, its commonly controlled subsidiaries and NRP, the 1% limited partner interest in OCI Wyoming owned by Wyoming Co. was restructured resulting in the Partnership's and NRP's general partner interest in OCI Wyoming being reduced to 40.98% and 39.37%, respectively, and Wyoming Co. and NRP owning a 10.02% and 9.63% limited partner interest in OCI Wyoming.

•	Wyoming Co. contributed its 10.02% limited partner interest to the Partnership in exchange for approximately $65.3 million paid from the net proceeds of the offering.

•
At the conclusion of the restructuring, the Partnership owns a 40.98% general partnership interest and a 10.02% limited partner interest in OCI Wyoming. NRP owns a 39.37% general partner interest and a 9.63% limited partner interest in OCI Wyoming.

The following unaudited pro forma financial information, in this release, has been derived from the unaudited condensed consolidated financial statements for the three months and years ended December 31, 2013 and 2012. Such unaudited pro forma financial information has been prepared to reflect the restructuring and new ownership interest structure of the Partnership's 40.98% general partnership interest and 10.02% limited partner interest, as well as, NRP's 39.37% general partner interest and 9.63% limited partner interest in OCI Wyoming as if such ownership structure had existed as of January 1, 2012. The pro forma financial information also excludes income taxes incurred by the Predecessor as the Partnership is not subject to income taxes. The pro forma financial information is not necessarily indicative of what the actual results of operations or financial position of the Partnership would have been if the transactions had in fact occurred on the date or for the period indicated, nor do they purport to project the results of operations or financial position of the Partnership for any future periods or as of any date.

PRO FORMA FINANCIAL INFORMATION	Three Months Ended December 31, 2013	Three Months Ended December 31, 2012	Year Ended December 31, 2013	Year Ended December 31, 2012
($ in millions)
Pro Forma Net income
Net income	$25.4	$21.7	$70.6	$101.0
Add back:
Income taxes(1)	—	3.7	7.1	16.4
Pro Forma Net income	$25.4	$25.4	$77.7	$117.4
Pro Forma Net income attributable to non-controlling interest	12.9	12.4	39.0	58.0
Pro Forma Net income attributable to OCI Resources LP	$12.5	$13.0	$38.7	$59.4

Pro Forma Net income per unit (basic and diluted)	$0.62		$1.94

Reconciliation Net income to Pro Forma EBITDA
Net income	$25.4	$21.7	$70.6	$101.0
Add backs:
Depreciation and amortization	5.8	5.8	23.9	23.7
Interest expense, net	1.1	0.4	2.8	1.3
Income taxes(1)	—	3.7	7.1	16.4
EBITDA	$32.3	$31.6	$104.4	$142.4
Less: Pro Forma EBITDA attributable to non-controlling interest	16.1	15.6	51.5	69.7
Pro Forma EBITDA attributable to OCI Resources LP	$16.2	$16.0	$52.9	$72.7

(1)	Reflects the elimination of income taxes incurred by the Predecessor. OCI Resources is a partnership for income tax purposes and is not expected to incur income tax as a publicly traded partnership.

Non-GAAP Financial Measures

EBITDA, Distributable Cash Flow and Coverage ratio

We report our financial results in accordance with generally accepted accounting principles in the United States or GAAP. We also present the non-GAAP financial measures of EBITDA, distributable cash flow and coverage ratio.

We define EBITDA as net income (loss) plus net interest expense, income tax, depreciation and amortization, unrealized derivative gains and losses and certain other expenses that are non-cash charges or that we consider not to be indicative of ongoing operations. Distributable cash flow is defined as EBITDA less net cash paid for interest, maintenance capital expenditures and income taxes. Distributable cash flow will not reflect changes in working capital balances. We define coverage ratio as the ratio of distributable cash flow per outstanding unit (as of the end of the period) to cash distributions per outstanding unit with respect to such period.

EBITDA, distributable cash flow and coverage ratio are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in our industry, without regard to historical cost basis or, in the case of EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of capital expenditure projects and the returns on investment of various investment opportunities.
We believe that the presentation of EBITDA, distributable cash flow and coverage ratio provide useful information to investors in assessing our financial condition and results of operations. The GAAP measure most directly comparable to EBITDA is net income. Our non-GAAP financial measures of EBITDA, distributable cash flow and coverage ratio should not be considered as an alternatives to net income, operating income, or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all items that affect net income. Investors should not consider EBITDA and distributable cash flow in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Because EBITDA, distributable cash flow and coverage ratio may be defined differently by other companies, including those in our industry, our definition of EBITDA, distributable cash flow and coverage ratio may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. Please see the tables below for reconciliation of EBITDA and distributable cash flow to their most directly comparable financial measures calculated and presented in accordance with U.S. GAAP.

OCI RESOURCES LP RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP (Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012
		(Predecessor)		(Predecessor)
($ in millions, except per unit data)

Reconciliation of net income to EBITDA and distributable cash flow:
Net income	$25.4	$21.7	$70.6	$101.0
Add:
Depreciation and amortization expense	5.8	5.8	23.9	23.7
Interest expense (net)	1.1	0.4	2.8	1.3
Taxes	—	3.7	7.1	16.4
EBITDA	$32.3	$31.6	$104.4	$142.4
Less: EBITDA attributable to non-controlling interest	16.1	23.3	53.3	77.9
EBITDA attributable to OCI Resources LP/Predecessor	$16.2	$8.3	$51.1	$64.5
Less: EBITDA attributable to Predecessor through September 17, 2013	—		33.8
EBITDA attributable to OCI Resources LP	$16.2		$17.3
Less: Cash interest expense, net attributable to OCIR	0.5		0.6
Maintenance capital expenditures attributable to OCIR(1)	2.5		2.7
Distributable cash flow attributable to OCI Resources LP (2)	$13.2		$14.0

Cash distribution per unit	$0.5000		$0.5707
Total units outstanding	19.950		19.950
Total distributions to unitholders and general partner	$10.0		$11.4
Distribution Coverage Ratio	1.32		1.23

(1)  The Partnership may fund expansion-related capital expenditures with borrowings under existing credit facilities such that expansion-related capital expenditures will have no impact on cash on hand or the calculation of cash available for distribution.  In certain instances, the timing of the Partnership’s borrowings and/or its cash management practices will result in a mismatch between the period of the borrowing and the period of the capital expenditure.  In those instances, the Partnership adjusts designated reserves (as defined in the partnership agreement) to take account of the timing difference.  Accordingly, expansion-related capital expenditures have been excluded from the presentation of cash available for distribution.

(2) Distributable cash flow is only calculated subsequent to September 17, 2013. See following table for disaggregation of the year ended December 31, 2013.

The following table is a summary of our results of operations for the year ended December 31, 2013, disaggregated for the periods preceding and following our IPO:

	Year Ended December 31, 2013
	OCI Holdings Co. (Predecessor)	OCI Resources LP
($ in millions)	Through September 17, 2013	From September 18, 2013	Total

Net sales	$309.7	$132.4	$442.1
Operating costs and expenses:
Cost of products sold (excluding depreciation and amortization)	231.6	93.5	325.1
Selling, general and administrative expenses	9.1	4.1	13.2
Depreciation and amortization expense	17.2	6.7	23.9
Total operating costs and expenses	257.9	104.3	362.2
Operating income	51.8	28.1	79.9
Other income/(expenses):
Interest income	—	—	—
Interest expense	(1.6)	(1.3)	(2.9)
Other, net	1.0	(0.3)	0.7
Total other income/(expense), net	(0.6)	(1.6)	(2.2)
Income before provision for income taxes	51.2	26.5	77.7
Provision for income taxes	7.1	—	7.1
Net income	$44.1	$26.5	$70.6
Net income attributable to non-controlling interest	30.8	13.5	44.3
Net income attributable to Predecessor/OCI Resources LP	$13.3	$13.0	$26.3
EBITDA (1)		$17.3
Distributable cash flow (1)		$14.0

(1) See non-GAAP reconciliation of EBITDA and distributable cash flow above

Contacts:

OCI Resources LP

Investor Relations
Scott Humphrey, Director of Investor Relations
(770) 375-2387
SHumphrey@ocienterprises.com

Media
Amy McCool
(770) 243-9191
AMcCool@ocienterprises.com